Exhibit 4.1

Execution Version

OMNICARE, INC.,

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of October 8, 2015

to

INDENTURE

Dated as of November 21, 2014

4.75% Senior Notes Due 2022

THIRD SUPPLEMENTAL INDENTURE dated as of October 8, 2015 (this “Third Supplemental Indenture”) among Omnicare, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”) and a wholly-owned subsidiary of CVS Health Corporation, a corporation duly organized and existing under the laws of the State of Delaware (“CVS Health”), and U.S. Bank National Association, as trustee (the “Trustee”).

WHEREAS, the Company has executed and delivered to the Trustee an Indenture dated as of November 21, 2014 (the “Base Indenture”), providing for the issuance from time to time of one or more series of the Company’s debt securities (“Securities”), which has been amended and supplemented by way of the First Supplemental Indenture, dated as of November 21, 2014 (the “First Supplemental Indenture”), among the Company, the guarantors parties thereto and the Trustee (the Base Indenture, as so amended, is herein called the “Indenture”), providing for the issuance of the Company’s 4.75% Senior Notes due December 1, 2022 (the “Notes”);

WHEREAS CVS Health has solicited consents from the Holders of the Notes (the “Solicitation”) in order to (i) eliminate certain provisions of the Indenture and (ii) make relevant conforming changes in the Indenture related to the foregoing (together, the “Proposed Amendments”);

WHEREAS, subject to the limitations set forth in Section 9.02 of the Indenture, Section 9.02 of the Indenture permits the Company and the Trustee to amend the Indenture or the Securities of any series with the consent of the Holders of at least a majority in principal amount of the Securities of such series then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, such Securities);

WHEREAS CVS Health has offered to exchange new 4.75% Senior Notes due 2022 issued by CVS Health for the Notes (the “Exchange Offer”) and has concurrently sought consents from Holders of the Notes to approve the Proposed Amendments under the Indenture;

WHEREAS CVS Health has obtained and delivered to the Trustee evidence of the requisite consents of Holders of the Notes to effect the Proposed Amendments under the Indenture;

WHEREAS the Company has duly authorized the execution and delivery of this Third Supplemental Indenture, subject to the terms and conditions described herein; and

WHEREAS the Company has requested that the Trustee execute and deliver this Third Supplemental Indenture, and all requirements necessary to make this Third Supplemental Indenture a valid instrument in accordance with its terms and to give effect to the Proposed Amendments and the execution and delivery of this Third Supplemental Indenture have been duly authorized in all respects.

NOW, THEREFORE, the Company and the Trustee hereby agree that the following Sections of this Third Supplemental Indenture supplement the Indenture with respect to Notes issued thereunder:

Section 1.                                           Definitions.  Each term used herein which is defined in the Indenture has the meaning assigned to such term in the Indenture unless otherwise specifically defined herein, in which case the definition set forth herein shall govern.

Section 2.                                           Amendments and Conforming Changes.

(a)                                 Sections 4.02, 4.03 and 4.04 of the Base Indenture are each hereby deleted in their entirety and replaced with “[Reserved.]”

(b)                                 Sections 4.01, 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 6.01(d), 6.01(e), 6.01(f), 6.01(g) and 6.01(h) of the First Supplemental Indenture are each hereby deleted in their entirety and replaced with “[Reserved.]”

(c)                                  In accordance with Section 9.02 of the Base Indenture, the Holders of the Notes by delivery of their consents, permit and approve any and all conforming changes, including conforming amendments and/or waivers, to the Notes and any related documents and any documents appended thereto that may be required by, or as a result of, this Third Supplemental Indenture.

(d)                                 Each Global Note, with effect on and from the date hereof, shall be deemed waived, supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Indenture, as amended by this Supplemental Indenture and giving effect to the waiver and amendment set forth in sub-sections (a) and (b) hereof.

Section 3.                                           This Third Supplemental Indenture. The Indenture, as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed to be part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.                                           GOVERNING LAW.  THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 5.                                           Counterparts.  This Third Supplemental Indenture may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one and the same instrument.

Section 6.                                           Headings.  The headings of this Third Supplemental Indenture are for reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.                                           Trustee not Responsible for Recitals.  The recitals herein contained are made by the Company and CVS Health, and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or the sufficiency of this Third Supplemental Indenture.

Section 8.                                           Separability.  In case any one or more of the provisions contained in this Third Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Supplemental Indenture or of the Notes, but this Third Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 9.                                           Effectiveness.  This Third Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee, but the amendments set forth in Section 2 of this Third Supplemental Indenture will not become effective until the acceptance for exchange of Notes pursuant to the Exchange Offer.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

OMNICARE, INC.

By:	/s/ Carol A. DeNale
Name: Carol A. DeNale
Title: Senior Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ William B. Echols
Name: William B. Echols
Title: Vice President

[Signature Page to Third Supplemental Indenture]